Exhibit 2.4

WM Coffman LLC

Management Agreement

June 8, 2009

Visador Holding Corporation

320 Johnston Road

P.O. Box 150

Marion, Virginia 24354

Ladies and Gentlemen:

WM Coffman LLC, a Delaware limited liability company (the “Company”), hereby retains Visador Holding Corporation (the “Advisor”) to provide consulting and advisory services to the Company, commencing on the date hereof and continuing until the end of the Contingency Period.   All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Asset Purchase Agreement of even date by and between the Company and Coffman Stairs, LLC (the “APA”).  The advisory services that may be provided hereunder shall be mutually determined by the Company and the Advisor.

Consideration:

(a)           In consideration of providing the foregoing services and of matters covered by the APA, the Advisor (or its designee) shall receive from the Company an annual advisory fee of (a) $0 for the year commencing the date hereof and ending on the date immediately preceding the first anniversary of the date hereof (the “First Year”), provided, however, that if that certain Consulting Agreement of even date between the Company and the Advisor (the “Consulting Agreement”) is not terminated by the Advisor for any reason or by the Company for Cause (as defined in the Consulting Agreement) (a “Smith Termination”) during said year, then the advisory fee for the First Year shall be $200,000 (the “First Year Incentive Payment”), (b) $0 for the year commencing on the first anniversary of the date hereof and ending on the date immediately preceding the second anniversary of the date hereof (the “Second Year”), provided, however, that if there has been no Smith Termination during the First Year, and there is no Smith Termination during the Second Year, then the advisory fee for the Second Year shall be $300,000 (the “Second Year Incentive Payment”), and (c) $250,000 for each year thereafter that this letter agreement remains in full force and effect (each an “Additional Payment”).

(b)           The First Year Incentive Payment, if any, shall be made within 30 days following the first anniversary of the date hereof.  The Second Year Incentive Payment, if any, shall be made within 30 days following the second anniversary of the date hereof.  Each Additional Payment shall be payable in arrears in equal quarterly installments on each of January 1, April 1, July 1 and October 1 of each such year.  For any partial year, the Company will pay a pro rated amount for such year.

Right of Setoff:   The Company shall have the right to set off or apply against any amounts payable to the Advisor under this letter agreement any amounts claimed to be owing at any time by the Advisor or any Affiliate to the Company, in accordance with Section 7.4 of the APA.

Restrictions on Performance of Obligations:

(a)           The Advisor hereby acknowledges and agrees that the ability of the Company to perform and/or pay its obligations to the Advisor hereunder is restricted by the terms of that certain Revolving Credit, Term Loan and Security Agreement of even date between the Company and PNC Bank, National Association.

(b)           So long as there is no Smith Termination, the Company hereby acknowledges and agrees not to make any payment to Countrywide Hardware, Inc. (“Countrywide”) pursuant to the Countrywide Management Agreement unless, at the time of any such payment to Countrywide, the Company makes simultaneous payment of all corresponding amounts due and payable to the Advisor pursuant to this letter agreement.  In the event that there is a Smith Termination, then the Company shall be subject to no such restriction, and shall have the discretion to make any payment to Countrywide pursuant to the Countrywide Management Agreement as it sees fit.

Assignment:   Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto; provided that Advisor may assign all of its rights and obligations hereunder to any affiliate of Advisor without the consent of the Company.

Governing Law/Venue:   This letter agreement shall be governed by the laws of the State of New York, without giving effect to any rules, principles, or provisions of choice of law or conflict of laws.  Any dispute concerning this letter agreement shall be brought and maintained only in the state and/or federal courts located within the Eastern District of New York and state courts located within the County of Suffolk in the State of New York, and the parties irrevocably consent to the exercise of personal jurisdiction by those New York courts, and acknowledge the convenience and propriety of such venue.

Notices:  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this letter agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, or overnight mail or courier, as follows:

If to the Company, at:

c/o P & F Industries, Inc.

445 Broadhollow Road, Suite 100

Melville, New York 11747

Attn:  Chief Financial Officer

With a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue, 9th Floor

East Meadow, New York 11554

Attn: Steven J. Kuperschmid, Esq.

If to the Advisor, at:

320 Johnston Road

P.O. Box 150

Marion, Virginia 24354

Attn: William Smith

With a copy to:

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

Attn: Kevin P. Stichter

or at such other address as either party may specify by notice given to the other party in accordance with this section.

Severability:         If any provision, or part thereof, of this letter agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this letter agreement, and this letter agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

Waiver:  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this letter agreement.

Headings:  The headings or captions under sections of this letter agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this letter agreement.

Representation by Counsel; Interpretation:  The parties acknowledge that they have been represented by counsel in connection with this letter agreement and the transactions contemplated hereby.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this letter agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this letter agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

WAIVER OF JURY TRIAL:  THE ADVISOR AND THE COMPANY EACH HEREBY IRREVOCABLY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THIS LETTER AGREEMENT AND THE RELATIONSHIPS THEREBY ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this letter agreement, including contract claims, tort claims, breach of duty claims, and all other statutory and common law claims.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS LETTER AGREEMENT.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

Binding Effect:   This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

Entire Agreement:  This letter agreement constitutes the entire agreement between the parties concerning the subject matter of this letter agreement and shall not be amended, altered, modified, or supplemented, except by a written instrument executed by all parties.  This letter agreement supersedes all prior agreements between the parties with respect to the subject matter of this letter agreement and all prior agreements shall be void and of no further force or effect as of this letter agreement’s effective date.

If you are in agreement with the foregoing, please so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

[Signature page follows]

Very truly yours,

WM COFFMAN LLC

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

Agreed and accepted as of
June 8, 2009.

VISADOR HOLDING CORPORATION

By:	/s/ William E. Smith
Name:	William E. Smith
Title:	President